December 2017 Pricing Supplement No. T1180 Registration Statement No. 333-218604-02 Dated December 28, 2017 Filed pursuant to Rule 424(b)(2)

Auto-Callable Securities due December 31, 2020

Linked to the Performance of the Common Stock of Juno Therapeutics, Inc.

Principal at Risk Securities

Unlike ordinary debt securities, the Auto-Callable Securities due December 31, 2020 linked to the common stock of Juno Therapeutics, Inc. (the “Underlying”), which we refer to as the “securities,” do not provide for the regular payment of interest or guarantee the return of any principal at maturity. The securities will be automatically redeemed if the closing level of the Underlying on any Trigger Observation Date is greater than or equal to the Trigger Level, and for each security you hold you will receive a cash payment equal to $10 plus the Automatic Redemption Premium applicable to that Trigger Observation Date, as set forth below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the Final Level is greater than or equal to the Knock-In Level, per security you will receive $10 plus the Contingent Return of $4.35. However, if the securities are not automatically redeemed prior to maturity and the Final Level is less than the Knock-In Level, meaning that the Underlying has depreciated by more than approximately 15% from the Initial Level, the payment due at maturity per security will be significantly less than $10 by an amount that is proportionate to the full percentage decline in the level of the Underlying from the Initial Level to the Final Level. Under these circumstances, the Redemption Amount per security will be less than $8.50 and could be zero. Accordingly, you may lose your entire initial investment in the securities. All payments on the securities, including any repayment of principal, are subject to the credit risk of Credit Suisse.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The common stock of Juno Therapeutics, Inc. (the issuer of the Underlying, the “Reference Share Issuer”). For more information on the Underlying, see “The Underlying” herein.
Aggregate Principal Amount:	$3,900,000
Principal Amount:	$10 per security. The securities are offered at a minimum investment of 100 securities at $10.00 per security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.
Price to Public:	$10 per security (see “Commissions and Price to Public” below)
Trade Date:	December 28, 2017
Settlement Date:	January 3, 2018 (3 business days after the Trade Date). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:	December 28, 2020, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	December 31, 2020, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Key Terms continued on the following page

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Price to Public	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$10.00	$0.25(1)
		$0.05	$9.70
Total	$3,900,000	$117,000	$3,783,000

(1) We or one of our affiliates will pay to Morgan Stanley Smith Barney LLC (“MSSB”) discounts and commissions of $0.30 per $10.00 principal amount of securities, of which $0.05 per $10.00 principal amount of securities will be paid as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(2) Reflects a structuring fee payable to MSSB by Credit Suisse Securities (USA) LLC (“CSSU”) or one of its affiliates of $0.05 for each security.

The agent for this offering, CSSU, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $10.00 principal amount of the securities on the Trade Date is $9.588 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

Auto-Callable Securities due December 31, 2020

Linked to the Performance of the Common Stock of Juno Therapeutics, Inc.
Principal at Risk Securities

Key Terms continued from previous page:
Automatic Redemption:	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date (the “Automatic Redemption Date,” and such payment, the “Automatic Redemption Amount”). No further payments will be made in respect of the securities following an Automatic Redemption. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of the Underlying on such Trigger Observation Date is equal to or greater than the Trigger Level.
Trigger Level:	$40.30, which is equal to approximately 85% of the Initial Level
Trigger Observation Dates:	March 28, 2018, June 28, 2018, September 28, 2018, December 28, 2018, March 28, 2019, June 28, 2019, September 30, 2019, December 30, 2019, March 30, 2020, June 29, 2020 and September 28, 2020, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Automatic Redemption Dates:	April 3, 2018, July 3, 2018, October 3, 2018, January 3, 2019, April 2, 2019, July 3, 2019, October 3, 2019, January 3, 2020, April 2, 2020, July 2, 2020, October 1, 2020, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Automatic Redemption Premiums:	For each $10 principal amount of securities you hold:

•   $0.3625 if a Trigger Event occurs on the First Trigger Observation Date

•   $0.725 if a Trigger Event occurs on the Second Trigger Observation Date

•   $1.0875 if a Trigger Event occurs on the Third Trigger Observation Date

•   $1.45 if a Trigger Event occurs on the Fourth Trigger Observation Date

•   $1.8125 if a Trigger Event occurs on the Fifth Trigger Observation Date

•   $2.175 if a Trigger Event occurs on the Sixth Trigger Observation Date

•   $2.5375 if a Trigger Event occurs on the Seventh Trigger Observation Date

•   $2.90 if a Trigger Event occurs on the Eighth Trigger Observation Date

•   $3.2625 if a Trigger Event occurs on the Ninth Trigger Observation Date

•   $3.625 if a Trigger Event occurs on the Tenth Trigger Observation Date

•   $3.9875 if a Trigger Event occurs on the Eleventh Trigger Observation Date

Redemption Amount:	On the Maturity Date, for each $10 principal amount of securities you hold, determined as follows:

•   If the Final Level is greater than or equal to the Knock-In Level:

$10 + the Contingent Return

• If the Final Level is less than the Knock-In Level:

$10 × Underlying Return

Under these circumstances, the Redemption Amount will be significantly less than the stated principal amount of $10, and will represent a loss of more than approximately 15%, and possibly all, of your investment.

Contingent Return:	$4.35 per security (43.50% of the stated principal amount)
Knock-In Level:	$40.30, which is equal to approximately 85% of the Initial Level
Distributor:	MSSB. See “Supplemental Plan of Distribution.”
Calculation Agent:	Credit Suisse International
Initial Level:	$47.41, which is the closing level of the Underlying on the Trade Date
Final Level:	The closing level of the Underlying on the Valuation Date
Underlying Return:	The Final Level divided by the Initial Level
CUSIP / ISIN:	22549D814 / US22549D8149
Listing:	The securities will not be listed on any securities exchange.

Auto-Callable Securities due December 31, 2020

Linked to the Performance of the Common Stock of Juno Therapeutics, Inc.
Principal at Risk Securities

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I−A dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006315/dp77780_424b2-ia.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

December 2017	Page 3

Auto-Callable Securities due December 31, 2020

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Principal at Risk Securities

Investment Summary

Auto-Callable Securities

Principal at Risk Securities

The Auto-Callable Securities due December 31, 2020 linked to the common stock of Juno Therapeutics, Inc. do not provide for the regular payment of interest or guarantee the return of any principal at maturity. The securities will be automatically redeemed if the closing level of the Underlying on any Trigger Observation Date is greater than or equal to the Trigger Level, and for each security you hold you will receive a cash payment equal to $10 plus the Automatic Redemption Premium applicable to that Trigger Observation Date, as set forth below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the Final Level is greater than or equal to the Knock-In Level, you will receive per security $10 plus the Contingent Return of $4.35. However, if the securities are not automatically redeemed prior to maturity and the Final Level is less than the Knock-In Level, meaning that the Underlying has depreciated by more than approximately 15% from the Initial Level, the payment due at maturity per security will be significantly less than $10 by an amount that is proportionate to the full percentage decline in the level of the Underlying from the Initial Level to the Final Level. Under these circumstances, the Redemption Amount per security will be less than $8.50 and could be zero. Accordingly, you may lose your entire initial investment in the securities.

Maturity:	Approximately 3 years
Automatic Redemption:	If, on any Trigger Observation Date, the closing level of the Underlying is greater than or equal to the Trigger Level, the securities will be automatically redeemed and you will receive the Automatic Redemption Amount on the related Automatic Redemption Date.
Automatic Redemption Amount:

The Automatic Redemption Amount per security will equal $10 plus the Automatic Redemption Premium applicable to each Trigger Observation Date, as set forth below:

•    1st Trigger Observation Date: $0.3625

•    2nd Trigger Observation Date: $0.725

•    3rd Trigger Observation Date: $1.0875

•    4th Trigger Observation Date: $1.45

•    5th Trigger Observation Date: $1.8125

•    6th Trigger Observation Date: $2.175

•    7th Trigger Observation Date: $2.5375

•    8th Trigger Observation Date: $2.90

•    9th Trigger Observation Date: $3.2625

•    10th Trigger Observation Date: $3.625

•    11th Trigger Observation Date: $3.9875

No further payments will be made on the securities once they have been redeemed.

Redemption Amount:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

• If the Final Level is greater than or equal to the Knock-In Level:

$10 + Contingent Return

• If the Final Level is less than the Knock-In Level:

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Principal at Risk Securities

$10 × Underlying Return

If the Final Level is less than the Knock-In Level, investors will be fully exposed to the negative performance of the Underlying and will receive a Redemption Amount that is less than approximately 85% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

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Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, if the closing level of the Underlying on any Trigger Observation Date is greater than or equal to the Trigger Level, and for each security you hold you will receive a cash payment equal to $10 plus the Automatic Redemption Premium applicable to that Trigger Observation Date.

The following scenarios are for illustrative purposes only to demonstrate how an Automatic Redemption Amount or the Redemption Amount (if the securities have not previously been redeemed) is calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the Redemption Amount may be less than $10 and may be zero.

Scenario 1: The securities are redeemed prior to maturity	When the Underlying closes at or above the Trigger Level on one of the Trigger Observation Dates, the securities will be automatically redeemed for a cash payment equal to $10 plus the Automatic Redemption Premium applicable to that Trigger Observation Date. Investors do not participate in any appreciation of the Underlying.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive a fixed positive return at maturity	This scenario assumes that the Underlying closes below the Trigger Level on each Trigger Observation Date. Consequently, the securities are not redeemed prior to maturity. On the Valuation Date, the Underlying closes at or above the Knock-In Level. At maturity, investors will receive a cash payment equal to $10 plus the Contingent Return of $4.35.
Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a significant loss of principal at maturity	This scenario assumes that the Underlying closes below the Trigger Level on each Trigger Observation Date. Consequently, the securities are not redeemed prior to maturity. On the Valuation Date, the Underlying closes below the Knock-In Level. At maturity, investors will receive an amount equal to $10 multiplied by the Underlying Return. Under these circumstances, the Redemption Amount will be significantly less than $10 and could be zero.

December 2017	Page 6

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Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the securities are redeemed prior to maturity will be determined by reference to the closing level of the Underlying on each Trigger Observation Date, and the Redemption Amount will be determined by reference to the closing level of the Underlying on the Valuation Date. The actual Initial Level and Knock-In Level are set forth in “Key Terms” herein. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms:

Hypothetical Initial Level:	$44
Hypothetical Knock-In Level:	$37.40, which is 85% of the hypothetical Initial Level
Early Redemption Payment:

The Automatic Redemption Amount per security will equal $10 plus the Automatic Redemption Premium applicable to each Trigger Observation Date, as set forth below:

•    1st Trigger Observation Date: $0.3625

•    2nd Trigger Observation Date: $0.725

•    3rd Trigger Observation Date: $1.0875

•    4th Trigger Observation Date: $1.45

•    5th Trigger Observation Date: $1.8125

•    6th Trigger Observation Date: $2.175

•    7th Trigger Observation Date: $2.5375

•    8th Trigger Observation Date: $2.90

•    9th Trigger Observation Date: $3.2625

•    10th Trigger Observation Date: $3.625

•    11th Trigger Observation Date: $3.9875

No further payments will be made on the securities once they have been redeemed.

Redemption Amount:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

• If the Final Level is greater than or equal to the Knock-In Level:

$10 + the Contingent Return

• If the Final Level is less than the Knock-In Level:

$10 × Underlying Return

Under these circumstances, you will lose a significant portion or all of your investment.

Stated Principal Amount:	$10

Automatic Redemption Amount:

Example 1 — The securities are redeemed following the second Trigger Observation Date

Date	Closing Level	Payment (per Security)
1st Trigger Observation Date	$35 (below the Trigger Level; securities are not redeemed)	N/A

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Principal at Risk Securities

2nd Trigger Observation Date	$50 (at or above the Trigger Level; securities are automatically redeemed)	$10.725

In this example, the closing level of the Underlying on the first Trigger Observation Date is below the Trigger Level, and the closing level of the Underlying on the second Trigger Observation Date is at or above the Trigger Level. Therefore the securities are automatically redeemed on the second Trigger Observation Date. Investors will receive $10.725 per security on the related Automatic Redemption Date, corresponding to $10 plus the $0.725 Automatic Redemption Premium applicable to the second Automatic Redemption Date. No further payments will be made on the securities once they have been redeemed, and investors do not participate in the appreciation of the Underlying.

Redemption Amount

In the following examples, the closing level of the Underlying on each Trigger Observation Date is less than the Trigger Level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 2 — The Final Level is at or above the Knock-In Level

Date	Closing Level	Payment (per Security)
1st through 11th Trigger Observation Dates	Various (all less than Trigger Level; securities are not redeemed)	N/A
Valuation Date	$40 (at or above the Knock-In Level)	$14.35

In this example, the closing level of the Underlying is below the Initial Level on each Trigger Observation Date, and therefore the securities are not redeemed prior to maturity. The Final Level is greater than or equal to the Knock-In Level. At maturity, investors receive $14.35 per security, corresponding to $10 plus the Contingent Return of $4.35. However, investors do not participate in the appreciation of the Underlying over the term of the securities.

Example 3 — The Final Level is below the Knock-In Level

Date	Index Closing Value	Payment (per Security)
1st through 11th Trigger Observation Dates	Various (all less than Trigger Level; securities are not redeemed)	N/A
Valuation Date	$17.60 (below the Knock-In Level)	$10 × Underlying Return = $10 × 40% = $4

In this example, the closing level of the Underlying is below the Initial Level on each Trigger Observation Date, and therefore the securities are not redeemed prior to maturity. The Final Level is below the Knock-In Level, and accordingly, investors are fully exposed to the negative performance of the Underlying over the term of the securities, and will receive a Redemption Amount that is significantly less than the stated principal amount of the securities. The Redemption Amount is $4 per security, representing a loss of 40% on your investment.

If the securities are not redeemed prior to maturity and the Final Level is less than the Knock-In Level, you will lose a significant portion or all of your investment in the securities.

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Linked to the Performance of the Common Stock of Juno Therapeutics, Inc.
Principal at Risk Securities

Selected Risk Considerations

This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed and the Final Level is less than the Knock-In Level, you will be fully exposed to the decline in the Underlying over the term of the securities, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the Principal Amount, in proportion to the decline in the Underlying from the Initial Level to the Final Level. Under this scenario, the value of any such payment will be less than 85% of the Principal Amount and could be zero. You may lose up to your entire initial investment in the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms. Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	The probability that the Final Level will be less than the Knock-In Level will depend on the volatility of the Underlying. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

▪	The securities do not pay interest. We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

▪	Limited appreciation potential. If a Trigger Event occurs or the Final Level is greater than or equal to the Knock-In Level, the appreciation potential of the securities will be limited to (i) the Automatic Redemption Premium applicable to the relevant Trigger Observation Date or (ii) the Contingent Return, as set forth in “Key Terms” herein, regardless of any appreciation in the Underlying, which may be significant. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Automatic Redemption risk. The securities are subject to a potential Automatic Redemption, which exposes you to reinvestment risk. If the securities are automatically redeemed prior to maturity, you may not be able to invest in other securities with a similar level of risk that offer the same return as the securities.

▪	No affiliation with the Reference Share Issuer. We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

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Principal at Risk Securities

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Hedging and trading activity. We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

▪	The estimated value of the securities on the Trade Date is less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If

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you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. For instance, as calculation agent, Credit Suisse International will determine the Initial Level, the Knock-In Level and the Trigger Level for the Underlying, whether you are automatically redeemed on any Trigger Observation Date and the Redemption Amount, if any. Moreover, certain determinations made by Credit Suisse International, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor underlying or calculation of the closing level in the event of a market disruption event or discontinuance of the Underlying. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. In addition, hedging activities by us or our affiliates on or prior to the Trade Date could potentially increase the Initial Level of the Underlying, and therefore, could increase the Knock-In Level, which is the level at or above which the Underlying must close in order for you to receive the Contingent Return and so that you are not exposed to the negative performance of the Underlying on the Valuation Date, and Trigger Level, which is the level at or above which the Underlying must close in order for you to receive the Automatic Redemption Amount applicable to an Automatic Redemption Date. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold shares of the Underlying. As a prospective purchaser of the securities, you should

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undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

▪	Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industry of the Reference Share Issuer;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Share Issuer or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	The amount payable on the securities is not linked to the value of the Underlying at any time other than the Valuation Date. The Final Level will be the closing level of the Underlying on the Valuation Date. Even if the value of the Underlying appreciates prior to the Valuation Date but then drops by the Valuation Date, the Redemption Amount may be less, and may be significantly less, than it would have been had the Redemption Amount been linked to the value of the Underlying prior to such drop. Although the actual value of the Underlying on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Level, the Redemption Amount will be based solely on the closing level of the Underlying on the Valuation Date.

▪	No ownership rights relating to the Underlying. Your return on the securities will not reflect the return you would realize if you actually owned the shares of the Underlying. The return on your investment is not the same as the total return based on the purchase of the shares of the Underlying.

▪	No dividend payments or voting rights. As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Underlying.

▪	Anti-dilution protection is limited. The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

▪	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid

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financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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The Underlying

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, Juno Therapeutics, Inc. develops immunotherapies for treatment of cancer. The common stock of Juno Therapeutics, Inc. is listed on the Nasdaq Global Select Market. Juno Therapeutics, Inc.’s SEC file number is 001-36781 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlying or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

For additional historical information, see “Historical Performance” below.

Historical Performance

The following graph sets forth the daily closing levels of the common stock of Juno Therapeutics, Inc. for the period from December 24, 2014 through December 28, 2017. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, common stock of Juno Therapeutics, Inc. for each quarter from December 24, 2014 through December 28, 2017. The closing level on December 28, 2017 was $47.41. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical values of the common stock of Juno Therapeutics, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the common stock of Juno Therapeutics, Inc. on the Valuation Date or any Trigger Observation Date.

The Common Stock of Juno Therapeutics, Inc. Daily Closing Levels December 24, 2014 to December 28, 2017

* The solid green line in the graph indicates the Trigger Level and the Threshold Level.

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Common Stock of Juno Therapeutics, Inc.	High	Low	Period End
2014
Fourth Quarter (from December 24, 2014)	$54.21	$35.00	$52.22
2015
First Quarter	$61.53	$38.67	$60.66
Second Quarter	$68.36	$40.81	$53.33
Third Quarter	$54.45	$34.27	$40.69
Fourth Quarter	$56.57	$40.92	$43.97
2016
First Quarter	$43.75	$24.50	$38.09
Second Quarter	$48.50	$36.51	$38.44
Third Quarter	$40.82	$27.33	$30.01
Fourth Quarter	$32.97	$17.86	$18.85
2017
First Quarter	$25.31	$19.08	$22.19
Second Quarter	$31.36	$21.68	$29.89
Third Quarter	$45.32	$26.83	$44.86
Fourth Quarter (through December 28, 2017)	$62.85	$42.88	$47.41

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is treated as an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2017 or 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

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You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement, will receive underwriting discounts and commissions of $0.30 per $10.00 principal amount of securities and will forgo fees for sales to fiduciary accounts. MSSB and its financial advisors will collectively receive from CSSU discounts and commissions of $0.30 for each security they sell, of which $0.05 per $10.00 principal amount of securities reflects a structuring fee. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated November 28, 2017 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on November 28, 2017. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated November 28, 2017, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on November 28, 2017. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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Contact

MSSB clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 780-2731.

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